SIXTH AMENDMENT TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DUKE REALTY LIMITED PARTNERSHIP

April 22, 2022

THIS SIXTH AMENDMENT (this "**Amendment**") to the FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of DUKE REALTY LIMITED PARTNERSHIP is made and entered into effective as of April 22, 2022.

WITNESSETH:

WHEREAS, Duke Realty Limited Partnership (the "**Partnership**"), an Indiana limited partnership, exists pursuant to that certain Fifth Amended and Restated Agreement of Limited Partnership dated as of May 5, 2014, as amended (the "**Partnership Agreement**"), and the Indiana Revised Uniform Limited Partnership Act;

WHEREAS, Duke Realty Corporation, an Indiana corporation, is the sole general partner of the Partnership (the "**Company**"); and

WHEREAS, the General Partner desires to amend the Partnership Agreement with respect to Units issued after the date of this Amendment.

NOW, THEREFORE, pursuant to its authority under Sections 9.05(a)(iv) and (v), the General Partner hereby amends the Partnership Agreement as follows:

SECTION 1. DEFINED TERMS.

Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Partnership Agreement. If the same term is defined both herein and in the Partnership Agreement, the definition herein shall supersede and replace in its entirety the definition set forth in the Partnership Agreement for all purposes.

SECTION 2. SECTION 4.02 AMENDMENT.

Section 4.02 of the Partnership Agreement shall be amended by adding new Section 4.02(f) as follows:

"(f) Notwithstanding the foregoing, the General Partner shall not issue any Units after April 22, 2022 if such issuance would result in the Partnership having more than one hundred partners. For these purposes, issuance of an LTIP Unit pursuant to Section 4.02(e) shall be considered the issuance of a Unit, but conversion of an LTIP Unit into a Common Unit shall not be considered a new issuance of a Unit."

SECTION 3. SECTION 7.02(a) AMENDMENTS.

Section 7.02(a) of the Partnership Agreement shall be amended by replacing Sections 7.02(a)(ii) and (iii) with the following:

"(ii) If a Limited Partner is a partnership, corporation or trust, the Limited Partner shall be permitted to distribute to any of its equity owners such equity owner's pro rata share of Units; *provided, however*, that if the Partnership issues Units on or after October 28, 2009 and before April 22, 2022, to any Person who was not an existing Limited Partner as of October 28, 2009, and such Person proposes to distribute less than 1,000 Units to any of its equity holders pursuant to the preceding sentence, then such transferee shall be deemed to have submitted a notice of redemption for all such Units, unless, after such transfer, the transferee would own 1,000 Units or more; *provided, further*, that if the Partnership issues Units on or after April 22, 2022 to any partnership, corporation or trust and such partnership, corporation or trust proposes to distribute all or part of such Units pursuant to this Section 7.02(a)(ii) and any distributee would own fewer than 5,000 of such Units after such distribution, then such distributee shall be deemed to have submitted a notice of redemption for all such Units.

(iii) A Limited Partner may Assign all or a portion of his Units to a member of his Immediate Family or to an entity for the benefit of one or more members of his Immediate Family; *provided, however*, that if the Partnership issues Units on or after October 28, 2009 and before April 22, 2022, to any Person who was not an existing Limited Partner as of October 28, 2009, and such Person proposes to distribute less than 1,000 Units to any of his or her Immediate Family or to an entity for the benefit of one or more members of his Immediate Family pursuant to the preceding sentence, then such transferee shall be deemed to have submitted a notice of redemption for all such Units, unless, after such transfer, the transferee would own 1,000 Units or more; *provided further,* that if the Partnership issues Units on or after April 22, 2022 to any Person and such Person proposes to Assign less than 5,000 of such Units to any of his or her Immediate Family or to an entity for the benefit of one or more members of his or her Immediate Family pursuant to this Section 7.02(a)(iii), then such transferee shall be deemed to have submitted a notice of redemption for all such Units."

Section 7.02 of the Partnership Agreement shall be amended by adding new Section 7.02(a)(viii) as follows:

"(viii) Notwithstanding any provision herein to the contrary, in the case of Units issued after April 22, 2022, no such Units may be Assigned, distributed or otherwise transferred if such Assignment, distribution or transfer would result in the Partnership having more than 100 Partners."

SECTION 4. SECTION 7.03(b)(v) AMENDMENT.

Section 7.03(b)(v) of the Partnership Agreement shall be replaced with the following new Section 7.03(b)(v):

"(v) If the Partnership issues Units on or after October 28, 2009 and before April 22, 2022, to any Person who is not an existing Limited Partner, and such Person proposed to Assign less than 1,000 Units, then such Assignee shall be deemed to have submitted a notice of redemption for all such Units unless, after the Assignment, such Assignee would own 1,000 Units or more. If the Partnership issues Units on or after April 22, 2022 to any Person who is not an existing Limited Partner as of such date, and such Person proposed to Assign less than 5,000 Units, then such Assignee shall be deemed to have submitted a notice of redemption for all such Units unless, after the Assignment, such Assignee would own 5,000 Units or more."

SECTION 5. SECTION 7.07 AMENDMENTS.

The following shall be added after the penultimate sentence in Section 7.07(a):

"With respect to Units issued after April 22, 2022, a Limited Partner may not exercise the Redemption Right for less than 5,000 of such Units, or, if such Limited Partner holds less than 5,000 of such Units, all of the Units held by such Limited Partner."

New Section 7.07(f) shall be added as follows:

"(f) With respect to Units issued after April 22, 2022, if at any time the Partnership has more than 100 Partners and a Limited Partner exercises its Redemption Right with respect to such Units, the Specified Redemption Date for any such Units shall be the last day of the next calendar quarter that is at least 60 days after receipt of the Notice of Redemption, and the Redemption Amount, if such Units are redeemed for cash shall be the Current Market Price per REIT Share as of the Specified Redemption Date."

SECTION 6. PARTNERSHIP AGREEMENT.

Other than as set forth above, the Partnership Agreement shall continue in full force and effect as amended hereby.

[*Signature page to follow.*]

SIGNATURE PAGE TO SIXTH AMENDMENT TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DUKE REALTY LIMITED PARTNERSHIP

By: DUKE REALTY CORPORATION, an Indiana Corporation, its sole general partner

By: /s/ Ann C. Dee
Name: Ann C. Dee
Title: Executive Vice President, General Counsel and Corporate Secretary